Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$27,578
Class B	$1,192
Class C	$2,288
Class F	$1,329
Total	$32,387
Class R-5	$1,541
Total	$1,541

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5013
Class B	$0.3964
Class C	$0.3893
Class F	$0.5008
Class R-5	$0.5340

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	52,823
Class B	2,720
Class C	5,118
Class F	3,064
Total	63,725
Class R-5	2,731
Total	2,731

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.14
Class B	$15.14
Class C	$15.14
Class F	$15.14
Class R-5	$15.14